Exhibit 99.1

SABRA HEALTH CARE REIT, INC. DISCUSSES CAPITAL MARKETS STRATEGY; UPDATES 2013 GUIDANCE
IRVINE, Calif., May 23, 2013 (GLOBE NEWSWIRE) - Certain subsidiaries of Sabra Health Care REIT, Inc. (“Sabra,” the “Company” or “we”) (NASDAQ: SBRA) completed the issuance of $200 million aggregate principal amount of 5.375% senior notes due 2023 (the “2023 Notes”).  Sabra expects to use a portion of the net proceeds of the offering to redeem $113.8 million of the 8.125% senior notes due 2018 (the “2018 Notes”) of certain of its subsidiaries.  The 2018 Notes permit us to redeem up to 35% of the outstanding 2018 Notes with an amount equal to the net cash proceeds of certain equity offerings, including the March 2013 offering of our Series A Cumulative Redeemable Preferred Stock.  On May 23, 2013, the issuers of the 2018 Notes issued a notice of redemption for $113.8 million of the 2018 Notes, providing for a redemption price of 108.125% of the principal amount being redeemed, plus accrued and unpaid interest thereon to the date of redemption.  Sabra expects to use the remainder of the net proceeds from the offering of the 2023 Notes of approximately $71.6 million to fund future possible acquisitions and for general corporate purposes.
The issuance of the 2023 Notes and the redemption of a portion of the 2018 Notes will result in net additional cash expenditures for interest and the redemption premium of $0.8 million when compared to waiting to call the same amount of the 2018 Notes at the first call date of November 1, 2014 at 104.063%.  These transactions are expected to result in AFFO dilution of $0.01 in fiscal 2013, excluding the one-time redemption premium payment of $9.2 million and assuming the excess cash is invested by the end of the third quarter of 2013, and are expected to be $0.03 accretive in 2014 assuming the excess funds are invested prior to the beginning of 2014. After adjusting for the repayment of $7.3 million of mortgage debt subsequent to March 31, 2013, the issuance of the 2023 Notes and the redemption of a portion of the 2018 Notes, our weighted average interest rate on our total debt as of March 31, 2013 declines from 6.77% to 6.04% on a pro forma basis and the maturity date of 24% of our total outstanding debt at March 31, 2013 extends from 2018 to 2023. The excess cash of $71.6 million increases our pro forma liquidity as of March 31, 2013 to $311.8 million.  When combined with the additional borrowing capacity of $36.0 million under Sabra's secured revolving credit facility and the potential for additional capital from the $100.0 million ATM program, the Company has access to capital of up to $447.8 million for future acquisition activities.
Sabra has updated its 2013 guidance to account for these transactions as well as actual activity through the first quarter as shown below.
Commenting on the transactions, Rick Matros, Chairman and CEO said, “Our approach to the capital markets has been and continues to be opportunistic as evidenced by the $100 million add-on to the 2018 Notes we completed last summer and the preferred equity offering we completed earlier this year.  We continue to focus on proactive steps to improve our credit rating with the principal goal of achieving investment grade status. That will take time.  Given the current robust capital market environment, we were able to successfully complete the issuance of the 2023 Notes at a rate that historically has been reserved for investment grade companies. The preferred equity offering created the opportunity to claw back 35% of the 2018 Notes making it possible to issue the 2023 Notes on a basis that will be accretive to 2014 AFFO, the first full year it is in place, after investing the excess proceeds. We expect interest rates will increase over time, so we have positioned ourselves to have enough liquidity to grow the Company to the point where we believe we can make a strong case for the ratings agencies to upgrade our ratings and thereby allow us to continue to improve our cost of capital despite the potential for an increasing interest rate environment. We remain confident regarding our ability to deploy our capital consistent with our investment goals. We will continue to target high quality senior housing and post-acute assets as well as look to expand our development projects.”
2013 Outlook Update
The Company has updated its 2013 guidance to take into account the issuance of the 2023 Notes, redemption of $113.8 million of the 2018 Notes and investments through March 31, 2013 of $17.5 million. In addition, the updated 2013 guidance no longer contemplates an issuance of $75.0 to $100.0 million of equity securities in 2013.
For fiscal 2013 the Company expects FFO to range between $1.53 and $1.57 per diluted common share and Normalized FFO, after adjusting for the redemption premium, write-off of deferred financing costs and issuance premiums associated with the redemption of $113.8 million of the 2018 Notes, to range between $1.79 and $1.83 per diluted common share. The Company expects AFFO for fiscal 2013 to range between $1.42 and $1.46 per diluted common share and Normalized AFFO, after adjusting for the redemption premium, to range between $1.66 and $1.70 per diluted common share. The Company expects net income attributable to common stockholders for fiscal 2013 to range between $0.65 and $0.69 per diluted common share.

The Company's guidance excludes the impact of investments that may be made during the remainder of 2013, which the Company expects to total between $150.0 million and $200.0 million for the full fiscal year, a significant portion of which is expected to close in the latter part of the year and having a continued focus on senior housing and memory care facilities. These future investments in 2013 are expected to be funded first with available cash and then with borrowings available under the secured revolving credit facility.
Except as otherwise noted above, the foregoing projections reflect management's view of current and future market conditions. There can be no assurance that the Company's actual results will not differ materially from the estimates set forth above. Except as otherwise required by law, the Company assumes no, and hereby disclaims any, obligation to update any of the foregoing projections as a result of new information or new or future developments.
The table below sets forth Sabra's updated 2013 full year guidance compared to its previously issued guidance:

	Updated Guidance		Previously Issued Guidance
	Low	High	Low	High
Net income attributable to common stockholders	$0.65	$0.69	$1.03	$1.07

Add:
Depreciation and amortization	0.88	0.88	0.82	0.82

FFO	1.53	1.57	1.85	1.89
Normalizing items	0.26	0.26	—	—
Normalized FFO	$1.79	$1.83	$1.85	$1.89

FFO	$1.53	$1.57	$1.85	$1.89
Acquisition pursuit costs	0.02	0.02	0.04	0.04
Stock-based compensation expense	0.18	0.18	0.11	0.11
Straight-line rental income adjustments	(0.37)	(0.37)	(0.32)	(0.32)
Amortization of deferred financing costs	0.13	0.13	0.08	0.08
Amortization of debt premium	(0.06)	(0.06)	(0.02)	(0.02)
Non-cash interest income adjustments	(0.01)	(0.01)	—	—

AFFO	1.42	1.46	1.74	1.78
Normalizing items	0.24	0.24	—	—
Normalized AFFO	$1.66	$1.70	$1.74	$1.78

ABOUT SABRA
Sabra Health Care REIT, Inc. (Nasdaq: SBRA), a Maryland corporation, operates as a self-administered, self-managed real estate investment trust (a "REIT") that, through its subsidiaries, owns and invests in real estate serving the healthcare industry. Sabra leases properties to tenants and operators throughout the United States.
FORWARD-LOOKING STATEMENTS SAFE HARBOR
Statements made in this release that are not historical facts are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These statements may be identified, without limitation, by the use of "expects," "believes," "intends," "should" or comparable terms or the negative thereof. Forward-looking statements in this release include all statements regarding the expected impact of the issuance of the 2023 Notes and related use of proceeds, our expectations regarding future interest rates, our expectations regarding future credit ratings, and our expectations concerning our updated outlook for the full year 2013 and the assumptions made therein. Forward-looking statements in this release also include our expectations for the amount and timing of investments during 2013 as well as the types of properties we will invest in.
These statements are made as of the date hereof and are subject to known and unknown risks, uncertainties, assumptions and other factors-many of which are out of the Company's control and difficult to forecast-that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include but are not limited to: our dependence on Genesis HealthCare LLC, the parent company of Sun Healthcare Group, Inc., until we are able to further diversify our portfolio; our dependence on the operating success of our tenants; changes in general economic conditions and volatility in financial and credit markets; the dependence of our tenants on reimbursement from governmental and other third-party payors; the significant amount of and our ability to service our indebtedness; covenants in our debt agreements that may restrict our ability to make acquisitions, incur additional indebtedness and refinance indebtedness on favorable terms; increases in market interest rates; conditions in the capital markets and our ability to raise capital through equity financings; the relatively illiquid nature of real estate investments; competitive conditions in our industry; the loss of key management personnel or other employees; the impact of litigation and rising insurance costs on the business of our tenants; uninsured or underinsured losses affecting our properties and the possibility of environmental compliance costs and liabilities; our ability to maintain our status as a REIT; compliance with REIT requirements and certain tax matters related to our status as a REIT; and other factors discussed from time to time in our news releases, public statements and/or filings with the Securities and Exchange Commission (the "SEC"), especially the "Risk Factors" sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.
NOTE REGARDING NON-GAAP FINANCIAL MEASURES
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: funds from operations (“FFO”), Normalized FFO, Adjusted FFO (“AFFO”), Normalized AFFO, and related per share measures (“Non-GAAP Financial Measures”). These measures may be different than non-GAAP financial measures used by other companies, and the presentation of these measures is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with U.S. generally accepted accounting principles. The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company also believes that FFO as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”), and AFFO (and related per share amounts) are important non-GAAP supplemental measures of operating performance for a real estate investment trust. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization. AFFO is defined as FFO excluding non-cash revenues (including, but not limited to, straight-line rental income adjustments and non-cash interest income adjustments), non-cash expenses (including, but not limited to, stock-based compensation expense, amortization of deferred financing costs and amortization of debt discounts and premiums), and acquisition pursuit costs. Normalized FFO represents FFO adjusted for the redemption premium, write-off of deferred financing costs and issuance premiums associated with the redemption of $113.8 million of the 2018 Notes. Normalized AFFO represents AFFO adjusted for the redemption premium associated with the redemption of $113.8 million of the 2018 Notes.
The Company considers Normalized FFO and Normalized AFFO to be a useful measure to evaluate the Company's operating results excluding start-up costs and nonrecurring income and expenses. Normalized FFO and Normalized AFFO can help investors compare the operating performance of the Company between periods or as compared to other companies. The Company believes that the use of the Non-GAAP Financial Measures, combined with the required GAAP presentations, improves the understanding of operating results of real estate investment trusts among investors and makes comparisons of operating results among such companies more meaningful. The Company considers the Non-GAAP Financial Measures to be useful measures for reviewing comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, and, for AFFO and Normalized AFFO, by excluding non-cash revenues (including , but not limited to, straight-line rental income adjustments and non-cash interest income adjustments), non-cash expenses (including, but not limited to, stock-based compensation expense, amortization of deferred financing costs and amortization of debt discounts and premiums) and acquisition pursuit costs, the Non-GAAP Financial Measures can help investors compare the operating performance of the Company between periods or as compared to other companies. While the Non-GAAP Financial Measures are relevant and widely used measures of operating performance of real estate investment trusts, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company's liquidity or operating performance. The Non-GAAP Financial Measures also do not consider the costs associated with capital expenditures related to the Company's real estate assets nor do they purport to be indicative of cash available to fund the Company's future cash requirements. Further, the Company's computation of the Non-GAAP Financial Measures may not be comparable to amounts reported by other real estate investment trusts that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define AFFO differently than the Company does.

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